FORM N-8A

                  NOTIFICATION OF REGISTRATION FILED PURSUANT
                             TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name:     THE AFFORDABLE ACCESS TRUST(Service Mark)

          (Series 1 and any other series of THE AFFORDABLE ACCESS TRUST)


Address of Principal Business Office, No. & Street, City, State, Zip Code:

           c/o      FIVE SIGMA INVESTMENT PARTNERS, L.P.
                    One Bala Avenue, Suite 320
                    Bala Cynwyd, PA 19004

Telephone number (including area code)

                    800-403-3000


Name and address of agent for service of process:

                    Samuel P. Katz
                    One Bala Avenue, Suite 320
                    Bala Cynwyd, PA  19004

           Copy to:
                       Joseph V. DelRaso, Esquire
                       Stradley, Ronon, Stevens & Young
                       2600 One Commerce Square
                       Philadelphia, PA  19103-7098

Check appropriate box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

                |X|  Yes                   | |  No

                                   SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940 the Sponsor of the Registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Bala Cynwyd and the Commonwealth of Pennsylvania on the day of November, 1995.


                                     THE AFFORDABLE ACCESS TRUST
                                        (Name of Registrant)


                                     By:  Five Sigma Investment
                                          Partners, L.P.
                                          (Sponsor/Depositor)


                                     By:  Rexford Investment Advisors, L.P.,
                                          general partner of
                                          Sponsor

                                          By:  STF Advisors, Inc.,
                                               general partner



Attest:/s/ Lori Ann Santanna              By: /s/ Samuel P. Katz
           Name:  Lori Ann Santanna           Samuel P. Katz
           Title: Assistant Secretary         President




                                      By:  Ford Ventures, Inc.,
                                           general partner of
                                           Sponsor


Attest:/s/ Sally E. Ford                   By:  /s/ Michael F.Ford
       Name:  Sally E. Ford                     Michael F. Ford
       Title: Vice President                    President




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